Exhibit 4.25

English translation

AMENDING AGREEMENT No. 2

to Non-Revolving Loan Facility Agreement No. 8508 dated October 9, 2012

The City of Moscow	August 9, 2013

SBERBANK OF RUSSIA, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Lender”), as represented by Fedor V. Sapronov, Managing Director and Director of the Lending and Project Financing Group of the Corporate Financing Department of Sberbank of Russia, acting by virtue of the Lender’s Articles of Association and under Power of Attorney No. 881D dated August 10, 2012, on the one hand; and

SOUTHERN KUZBASS COAL COMPANY OAO, an open joint stock company, organized and existing under the laws of the Russian Federation (company name in Russian: ) (the “Borrower”), as represented by Stanislav A. Ploshchenko acting under a Power of Attorney dated February 27, 2013, certified by Olga S. Davydova, a notary public of the City of Moscow, and registered by the said notary in the register under Number 1-198, on the other hand;

the Lender and the Borrower being hereinafter collectively referred to as the “Parties” and, each individually, as a “Party”;

have entered into this amending agreement (the “Amending Agreement”) to the Non-Revolving Loan Facility Agreement No. 8508 dated October 9, 2012 (the “Loan Agreement”).

THE PARTIES HAVE AGREED AS FOLLOWS:

1. To restate Clause 7.1.5 (k) of the Loan Agreement as follows:

“(k) Any of the following Mechel Mining Group financial indicators is not complied with:

(i) the Total Net Debt / EBITDA ratio at the level of no more than:

•	four point two five (4.25) as of June 30, 2013;

•	three point five (3.5) as of December 31, 2013;

•	three t (3.0) as of June 30, 2014 and of each accounting date thereafter.

If, on any of the aforementioned accounting dates, the Mechel Mining Group’s Total Net Debt / EBITDA ratio is equal to or less than three (3), the Borrower shall procure that such ratio is thereafter maintained at a level of no more than three (3).

With respect to the Mechel Mining Group, EBITDA means the economic indicator equal to earnings before tax and results of discontinued business activities of the Mechel Mining Group, based on the Mechel Mining Group’s reviewed half-year consolidated financial statements and audited annual consolidated financial statements prepared in accordance with U.S. GAAP for the last twelve (12) months preceding the last accounting date, less:

(a) any one-off or non-recurring items;

(b) currency exchange differences;

(c) any amounts related to minority interests;

(d) results of revaluation of contingent liabilities of any Mechel Mining Group company;

(e) results of retirement of long-term assets;

+ interest incurred – interest received + amortization + depreciation of intangible or fixed assets.

The Parties have agreed that EBITDA shall be adjusted by:

•	including the EBITDA of the acquired assets for twelve (12) months preceding the date of their acquisition;

•	including the EBITDA of the assigned assets for twelve (12) months preceding the date of their assignment.

Where the EBITDA for any accounting period is adjusted for any acquired or assigned assets, the Borrower shall, for the purposes of determination of EBITDA under the above paragraph, provide the Lender with reasonably detailed information on the calculation procedure and confirmation of the accuracy of such calculations from an official authorized to execute loan documents on behalf of the Mechel Mining Group.

(ii) the Mechel Mining Group’s EBITDA / Net Interest Coverage ratio at a level of no less than:

•	three point five (3.5) as of June 30, 2013;

•	four (4.0) as of December 31, 2013 and as of each accounting date thereafter.

As used in this Clause, the Net Interest Coverage shall be calculated, based on the Mechel Mining Group’s consolidated financial statements prepared under U.S. GAAP and provided by the Borrower to the Lender in accordance with Clause 8.7 hereof, as the difference between the interest paid and the interest received, on a cumulative basis over the last four accounting quarters.

(iii) The Mechel Mining Group’s Share Capital, as calculated based on the Mechel Mining Group’s quarterly accounts, must be no less than three billion U.S. dollars (US$3,000,000,000) as of each accounting date during the entire term of this Agreement.

As used in this Clause, the “Mechel Mining Group’s Share Capital” shall have the following meaning:

“The Mechel Mining Group’s Share Capital means the book value of the total capital of the Mechel Mining Group, as reflected in the Mechel Mining Group’s accounts, adjusted by adding:

a) the amount of depreciation of tangible and intangible assets, including goodwill;

b) the amount equal to the results from discontinued business activities, as reflected in the Mechel Mining Group’s accounts.”.

2. To replace the first paragraph and subclause (a) of Clause 8.5 of the Loan Agreement with the first paragraph and subclauses (a) and (aa) as below:

“8.5. Provide to the Lender:

(a) Each quarter, no later than five (5) business days after the end date of the calendar month next following the accounting period (a quarterly, six-month or nine-month period), interim accounts (financial statements) including the balance sheet and financial results statements certified by the Borrower manager or another Borrower official authorized under a power of attorney to certify such documents and sealed with the Borrower’s corporate seal;

(aa) After the end of the accounting year, no later than five (5) business days after the last due date of the Russian statutory reporting period for filing annual accounts (financial statements) with the tax authorities, annual accounts (financial statements) including such reports and in such form as required by Russian law, indicating the manner in which they have been delivered to the competent agency of the Russian Federal Tax Service, certified by the Borrower manager or another Borrower official authorized under a power of attorney to certify such documents and sealed with the Borrower’s corporate seal, and the auditor’s report (or the auditor report’s summary) (where Russian law requires such accounts (financial statements) to be audited);”.

3. Add to Clause 8.10 of the Loan Agreement the following provisions:

“The Parties have agreed that the restrictions set out in this Clause shall not apply to:

•	transactions which would not result in the total debt owing from the Mechel Group (excluding the Mechel Mining Group) to the Mechel Mining Group by (but excluding) December 31, 2013 exceeding one billion four hundred million U.S. dollars (US$1,400,000,000), and, starting from December 31, 2013 (inclusively), four hundred million U.S. dollars (US$400,000,000). All such debt has to be repaid in full by December 31, 2014;

•	transactions which would not result in the total debt owing from the Estar Group and/or the Mechel Group (excluding the Mechel Mining Group) (where such borrowings were made with a view to extend a loan to an Estar Group company) to the Mechel Mining Group exceeding three hundred twenty-five million U.S. dollars (US$325,000,000).

When calculating the total outstanding debt under third-party loans attributable to entities other than Mechel Mining Group companies and sureties and/or guarantees and/or mortgages provided as security for obligations of such third parties, the amount outstanding under any of the above shall not be taken into account if, as of the date when the loan and/or surety and/or guarantee and/or mortgage were provided, Mechel Group companies held, directly or indirectly, no less than fifty percent (50%) plus one (1) share of the total number of voting shares (or a more than fifty percent (50%) interest) in such entity, notwithstanding any subsequent reduction of the shareholding (shares/interest).

As used in this Clause, the “Estar Group” means the following companies:

(i) (a) VZTMD OOO (company name in Russian: ), a limited liability company organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1053477445053, located at 15 Krasnopolyanskaya Str., Volgograd 400075, Russia (address in Russian: 400075, );

(b) CJSC Volga-FEST (company name in Russian:

), a close joint stock company, organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1023405560650, located at 128a Stroiteley Str., Frolovo, Volgograd Region, Russia (address in Russian: );

(c) JSC GMZ (company name in Russian: ), an open joint stock company, organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1024200661264, located at 1 Yury Gagarin Str., Guryevsk, Kemerovo, Russia (address in Russian: );

(d) OJSC NYTVA (company name in Russian: ), an open joint stock company, organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1020201623716, located at 71 Karl Marx Str., Nytva, Perm Region, 617000, Russia (address in Russian: 617000, );

(e) REMZ LTD (company name in Russian: ), a limited liability company organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1046155009174, located at 54 Chaplygin Str., Shakhty, Rostov Region, 346519, Russia (address in Russian: 346519, 54);

(f) CJSC ETZ (company name in Russian: ), a close joint stock company, organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1026401996334, located at 10 Promyshlennaya Str., Engels, Saratov Region, Russia (address in Russian: );

(g) CJSC Metallurgical Resource (company name in Russian: ), a close joint stock company, organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1067404015139, located at 1 Kirovskaya Str., Zlatoust, Chelyabinsk Region, Russia (address in Russian: );

(h) JSC ZMP (company name in Russian: ), an open joint stock company, organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1037400582493, located at 1 Kirovskaya Str., Zlatoust, Chelyabinsk Region, Russia (address in Russian: );

(ii) Comnot Corporation Limited, registered under number HE 235423, located at Plateia Eleftherias, Flat/Office 4, Nicosia, P.C. 1060, Cyprus);

(iii) Metallurg Trust OOO (company name in Russian: ), a limited liability company organized and existing under the laws of the Russian Federation, having Company Number (OGRN) 1094214001067, located at 5 Kursovoy Pereulok, Moscow 119034, Russia (address in Russian: 119034, ).

iv) Cyberlink Limited, a limited liability company organized and existing under the laws of Cyprus, registered under number HE 26479,

and any subsidiary or affiliate or a holding company which acts as the nominee holder of shares or interests in any of the entities mentioned in i) - iv) above.”.

4. To restate Clause 8.12 as below:

“8.12. Until such time when all obligations owing from the Borrower to the Lender hereunder are discharged and performed in full, the Borrower shall prevent Mechel Mining from entering, other than on prior written consent of the Lender, into any transaction or a series of transactions involving acquisition of assets for the amount of five million U.S. dollars (US$5,000,000) per one transaction or in aggregate during each calendar year if, as of the date when such transaction(s) is/are concluded, Mechel Mining’s Total Net Debt / EBITDA ratio (as defined in Clause 7.1.5 (k) hereof) exceeds the figure of three point five (3.5).”.

5. To restate Clause 8.17 as below:

“8.17. In the event of any assignment of shares in Mechel Mining and/or shares/interests in Mechel Mining’s subsidiaries (save for assignment of shares/interests to persons being, at the time when the assignment decision is taken, shareholders/participants of Mechel Mining and/or Mechel Mining’s subsidiaries), the Borrower shall cause all Mechel’s subsidiaries (excluding Mechel Mining’s subsidiaries) to repay to the Lender, in priority to all other creditors, the amounts owing thereto to the extent of thirty percent (30%) of the proceeds of such sale of shares in Mechel Mining and/or sale of shares/interests in Mechel Mining’s subsidiaries no later than ten (10) business days after the date of sale.

In the event of a sale of shares in Mechel Mining and/or Yakutugol, such amount shall be no less than two hundred twenty-five million U.S, dollars (US$225,000,000).”.

6. In all other respects, the Parties’ relations shall be governed by the provisions of the Loan Agreement.

7. This Amending Agreement is made in two counterparts having equal legal force, one for the Lender and one for the Borrower.

8. This Amending Agreement shall take effect as of the date it is executed by both Parties.

PARTIES’ LOCATION AND BANK DETAILS

LENDER:

Location and mailing address: 19 Vavilov Str., Moscow 117997, Russia ( )

Taxpayer Number (INN): 7707083893

Company Number (OGRN): 1027700132195

Taxpayer Record Validity Code (KPP): 775001001

Russian National Company and Business Classification Code (OKPO): 00032537

For payments in RUR: Account No. 30301810500001000014; Correspondent Account No. 30101810400000000225 with OPERU of the Moscow GTU of the Bank of Russia; BIC 044525225

For payments in USD:

Account No. 30301840800001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For payments in EUR:

Account No.30301978400001000014 with Sberbank, Moscow, SWIFT SABRRUMM

(HEAD OFFICE – ALL OFFICES in RUSSIA)

DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF

Tel: (495) 747-3381; 957-5563; Fax: (495) 957-5561

BORROWER:

Location: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia

( )

Mailing address: 6 Yunosti Str., Mezhdurechensk, Kemerovo Region, 652877, Russia

( )

Taxpayer Number (INN): 4214000608

Company Number (OGRN): 1024201388661

Ruble Account No.40702810026070100405 with Mezhdurechensky Branch No.7763 of the Siberia Bank of the Sberbank of Russia

Tel: (384) 757-4370; Fax: (384) 757-4397

Email: mechel@mechel.com

PARTIES’ SIGNATURES

LENDER	BORROWER

Managing Director Director of the Lending and Project Financing Group of the Corporate Financing Department Sberbank of Russia	Under Power of Attorney
/s/ Fedor V. Sapronov /seal/	/s/ Stanislav A. Ploshchenko /seal/